Exhibit 99.1
JOINT FILING AGREEMENT
     We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us will be filed, on behalf of each of us, and that this Agreement be included as an exhibit to such statement.
DATED: May 10, 2011

/s/ Ki Yong Choi
Ki Yong Choi

KI YONG CHOI AND LAURA CHOI, AS TRUSTEES UAD 7/27/01 FBO CHOI FAMILY LIVING TRUST
By:	/s/ Ki Yong Choi
Ki Yong Choi, Trustee